Exhibit 10.6

STATE OF NEW JERSEY

OFFICE OF THE ATTORNEY GENERAL

DEPARTMENT OF LAW & PUBLIC SAFETY

NEW JERSEY BUREAU OF SECURITIES

P.O. Box 47029

Newark, New Jersey 07101

(973) 504-3600

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IN THE MATTER OF	:	CONSENT ORDER
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PRUDENTIAL SECURITIES Incorporated.	:
n/k/a PRUDENTIAL EQUITY GROUP, LLC	:
:
:

Pursuant to the authority granted to the Chief of the New Jersey Bureau of Securities (“Bureau”) by the Uniform Securities Law (1997) N.J.S.A. 49:3-47 et seq. (the “Securities Law”), and after investigation and review and due consideration of the facts and statutory provisions set forth below, the Bureau Chief has determined that Prudential Securities, Incorporated (“PSI” or the “Respondent”) shall pay disgorgement in the amount of $270 million as part of a joint administrative settlement. Payment of this amount pursuant to an order issued in a related Securities and Exchange Commission proceeding (the “SEC Final Order”) shall be deemed payment in satisfaction of this Consent Order. Respondent through counsel (Neal E. Sullivan, Esq. of Bingham McCutchen LLP appearing) now in the interest of avoiding the cost and inconvenience of formal judicial or administrative proceedings, desires to resolve this matter and consent to the form and entry of this order.

WHEREAS, the Bureau is the State agency with responsibility to administer the Securities Law; and

WHEREAS, N.J.S.A. 49:3-68 provides the Bureau Chief with investigative authority necessary to determine whether there exists a violation of the Securities Laws; and

WHEREAS, PSI is a broker-dealer registered in the State of New Jersey; and

WHEREAS, the Bureau has conducted an investigation into the fraudulent trading activities of certain PSI agents in connection with the purchasing, exchanging, and redeeming of mutual funds on behalf of their clients and discovered evidence that PSI failed to supervise the agents; and

WHEREAS, PSI is continuing to cooperate with the Bureau’s ongoing investigation into the activities of the agents and others, by responding to inquiries, providing documentary evidence and other materials, and providing the Bureau with access to facts relating to the investigation, books and records, and personnel; and

WHEREAS, N.J.S.A. 49:3-67 authorizes the Bureau Chief from time to time to issue such orders as are reasonably necessary to carry out the provisions of the Securities Law; and

WHEREAS, the Bureau Chief believes that the sanctions imposed herein are in the public interest, for the protection of investors and consistent with the policy and purposes intended by the Securities Laws, as provided in N.J.S.A. 49:3-67(b) thereof; and

WHEREAS, PSI admits the jurisdiction of the Bureau, neither admits nor denies the Bureau’s allegations, and solely for the purposes of this consent order, prior to a hearing on the allegations in the consent order and without an adjudication of any issue of law or fact, consents to the entry of this consent order and voluntarily agrees:

a.	To waive its opportunity for hearing on the allegations in the consent order after reasonable notice within the meaning of N.J.S.A. 49:3-58(c) (2); and

b.	To not seek judicial review of, or otherwise challenge or contest, the validity of this consent order; and

WHEREAS, this consent order concludes the investigation by the Bureau and any civil or administrative action that could be commenced under the Securities Law on behalf of the State of New Jersey as it relates to seeking civil monetary penalties or other relief against PSI for market timing-related activities.1

WHEREAS, the Bureau Chief makes the following findings:

BACKGROUND

1. This matter concerns a fraudulent market timing scheme perpetrated by agents of PSI whose business involved market

[1]	The findings made herein are not binding on Respondent or any other Prudential Financial entity in any other forum.

timing to defraud at least fifty mutual funds and their long term shareholders. Beginning in at least September 1999 and continuing through at least June 2003 (the “Relevant Period”), the agents used deceptive trading practices to conceal their identities, and those of their customers, to evade mutual funds’ prospectus limitations on market timing. These practices included the use of multiple identifying numbers (known as Financial Advisor, or “FA” numbers) and multiple customer accounts; the use of accounts coded as confidential in PSI’s systems; and the agents’ use of “under the radar” trading to avoid notice by mutual funds. Typically, mutual funds screened for market timing trades only above a designated dollar amount. The practice of “under the radar” trading refers to the agents’ splitting of one trade into numerous smaller ones to avoid detection by mutual funds.

2. As early as the fourth quarter 1999, several mutual fund companies identified the agents’ use of deceptive trading practices and notified PSI of the agents’ conduct. In May 2002, PSI itself determined that its top-producing agent used deceptive trading practices to avoid notice by mutual funds. Throughout the Relevant Period, PSI received hundreds of notices from mutual fund companies that identified the agents’ conduct and asked PSI to take steps to curtail their deceptive market timing practices.

3. Despite PSI’s increasing awareness of the agents’ fraudulent market timing practices, PSI elected to continue the business of market timing. Rather than discipline or sanction any of the agents or even curtail their ability to open additional accounts for their market timing customers, PSI failed to prevent their conduct from continuing and actually began to track the agents’ gross revenues. In 2001, for example, the agents generated more than $16 million in gross commission revenues for PSI, most of which was in danger of being eliminated had PSI phased out market timing at that time. Similarly, the agents generated approximately $23 million in gross commission revenues in 2002, and continued to generate comparable revenues throughout the Relevant Period.

4. PSI’s policies and procedures were ineffective in curtailing the agents’ fraud and were largely not enforced. Even in situations where PSI purportedly enforced any of these policies, PSI senior officers undermined them by granting exceptions for PSI’s largest producing agents. Additionally, PSI repeatedly failed to deprive the agents of their inappropriate use of hundreds of FA numbers, even though the use of multiple FA numbers was the primary means by which the agents carried out their fraud. PSI finally issued a market timing policy in January 2003, but PSI did not fully enforce procedures in that policy to curtail the agents’ scheme.

FINDINGS OF FACT

5. Market timing includes frequent buying and selling of shares of the same mutual fund or buying or selling of mutual fund shares in order to exploit inefficiencies in mutual fund pricing. Though not illegal per se, market timing can harm mutual fund shareholders because it can dilute the value of their shares, if the market timer is exploiting pricing inefficiencies, or disrupt the management of the mutual fund’s investment portfolio and can cause the targeted mutual fund to incur costs borne by other shareholders to accommodate frequent buying and selling of shares by the market timer.

6. Beginning in the late 1990s, many mutual funds determined that market timing harmed their long-term shareholders. As a result, they began to monitor market timing in their funds’ shares and imposed restrictions on excessive trading. Such restrictions limited the number of trades that an account holder could place in a fund’s shares and often were set forth in the funds’ prospectuses. Many funds monitored trading activity to detect any violations of these prospectus limitations.

7. Most mutual funds received trade instructions from PSI through the National Securities Clearing Corporation (“NSCC”). NSCC is a centralized trade clearance and settlement system that linked the agents, PSI, and virtually all mutual fund companies. To place trades that were transmitted through NSCC, the agents were required to identify their FA number and a customer account to mutual funds on trade tickets. PSI appended additional information to the agents’ orders and transmitted the transactions through NSCC to the mutual fund companies.

8. Some mutual funds screened for excessive short-term trading by reviewing FA and customer account numbers that the agents transmitted to them via NSCC. Some also monitored for excessive short-term trading by trade size and principal amount and by the branch code attached to a trade. Typically, if a fund concluded that a shareholder had violated its exchange limitations, the fund would attempt to prevent, or “block” additional trades in a fund or fund family by that shareholder. If a fund determined that a particular PSI agent or shareholder had violated its exchange limitations, the fund would send a “block letter” to PSI. Block letters varied but generally notified PSI of the mutual fund’s intention to block the agent or customer’s transaction and often asked PSI to take steps to preclude a particular agent or customer account from engaging in additional trades in a particular fund or fund family.

9. Because these mutual funds monitored for excessive trading by FA number and/or customer account number, the agents altered their use of these numbers to defraud these funds and the funds’ long-term shareholders. By altering their use of these numbers, the agents tricked mutual fund companies into accepting trades that the funds otherwise would have rejected.

The Agents’ Deceptive Conduct

10. During the Relevant Period, the agents engaged in a fraudulent scheme to circumvent blocks imposed by mutual funds on their trading privileges. The agents’ scheme worked as follows. The agents’ customers, typically hedge funds, asked the agents to purchase and sell mutual funds on a short-term basis on their behalf. The agents, however, knew that mutual funds tracked their trades by FA number and customer account number, and they knew that if they placed short-term mutual fund trades for their customers using a single FA or account number, the mutual funds would likely determine the number of trades was excessive and would block any further trades by them.

11. The agents, therefore, devised a scheme to conduct their customers’ trading using dozens of customer accounts, often established under fictitious names, and multiple FA numbers to make it difficult for mutual funds to identify their customers’ market timing. When the mutual funds succeeded in blocking certain FA numbers or customer accounts from further trading, the agents then used other FA numbers and customer accounts that had not yet been blocked to evade the funds’ restrictions and continue to trade.

The Boston Agents

12. For example, one group of PSI agents based in its Boston, Massachusetts branch office (the “Boston Agents”) repeatedly used these deceptive practices to defraud mutual funds throughout the Relevant Period. The Boston Agents consisted of a group of three PSI agents and several assistants. The group had five customers for whom it placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $8 million from the Boston Agents’ market timing activities, of which group members received approximately $4.6 million. As a result of this business, the head of the group quickly rose to become one of PSI’s top producers.

13. Many of the mutual funds in which the Boston Agents traded screened for market timing trades by FA and customer account numbers. Many fund companies sent notices to PSI that complained that the group’s trades had violated prospectus limitations. Some mutual funds announced steps they had taken to preclude the Boston Agents from further trading while others asked that PSI take steps to block further trades by the group in the fund.

14. During the Relevant Period, the Boston Agents used at least thirteen FA numbers and hundreds of customer accounts (for what were, in reality, only five customers) to circumvent these blocks and preclude new blocks. The Boston Agents’ use of these devices in connection with market timing allowed group members to continue to place trades in funds that had taken steps to preclude them from further trading. This scheme created the impression that transactions originated from many agents and represented many different customers. In fact, what appeared to the mutual funds to be thousands of separate transactions submitted by many agents for many unrelated customers was actually a systematic pattern of market timing by group members on behalf of their five hedge fund customers.

The Garden City Agent

15. Another PSI agent based in its Liberty Plaza and Garden City, New York branch offices (the “Garden City Agent”)

used these same deceptive practices to defraud mutual funds throughout the Relevant Period. The Garden City Agent headed a team of agents and assistants, although he very rarely reported to work at any PSI location. He had five customers for whom he placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $9.8 million from the Garden City Agent’s market timing activities (of which the Garden City Agent received approximately $4.7 million). The Garden City Agent was the top producing agent at PSI throughout the Relevant Period.

16. Like the Boston Agents, the Garden City Agent traded in mutual funds that screened for market timing by FA and customer account number. During the Relevant Period, approximately fifty mutual funds complained to PSI about the Garden City Agent’s trading activity. Many mutual funds specifically identified to PSI his use of deceptive trading strategies to evade blocks the fund companies had imposed.

17. To evade these blocks, the Garden City Agent maintained 49 different FA numbers and hundreds of customer account numbers (for what were, in reality, only five customers). His use of these devices to market time created the impression that the trades originated from many agents and many customers. By shifting trades from one FA number to another, or from one customer account to another, the Garden City Agent concealed his identity and was able to place trades in mutual funds where PSI previously had blocked his trading under his other FA numbers and accounts.

The Special Accounts Agents

18. Another group of PSI agents based in a New York office known within PSI as “Special Accounts” (the “Special Accounts Agents”) also used deceptive practices to defraud mutual funds throughout the Relevant Period. The Special Accounts Agents consisted of a group of two PSI agents and several assistants. The group had three customers for which it placed market timing trades. During the Relevant Period, PSI received approximately $6.5 million from the Special Accounts Agents’ market timing activities, of which group members received approximately $2.5 million. As a result of this business, the heads of the group quickly achieved membership in PSI’s Chairman’s Club, a select group consisting of the largest producing agents within the firm.

19. Like the Boston Agents and the Garden City Agent, the Special Accounts Agents knew that most mutual funds identified excessive trading by FA and customer account number. They also understood that mutual funds screened for market timing by reviewing only those trades at or exceeding certain dollar amounts. The Special Accounts Agents used at least 20 FA numbers and hundreds of customer accounts (for what were, in reality, only three customers) to avoid detection by mutual funds. The Special Accounts Agents also used “under the radar” trading to disguise their customers’ trading in funds that previously had taken steps to stop them. The agents’ use of these devices in connection with market timing deceived mutual funds into accepting trades they otherwise would have rejected. Like the Boston Agents and the Garden City Agent, their scheme perpetuated the impression that transactions originated from many agents and represented many different customers.

PSI Failed to Prevent the Agents From Obtaining Multiple Identification and Customer Account Numbers

20. PSI failed to prevent the agents from obtaining several different forms of identifying numbers. Consequently, the agents used these numbers to perpetrate their scheme to defraud. When agents began their employment with PSI, PSI assigned them an FA number. The agents used FA numbers to open customer accounts, execute trades, and track their commissions. When agents worked as a team to service common customers, PSI provided “Joint” numbers. Joint numbers ostensibly represented a commission split between two or more agents. Here, the agents acquired and used Joint numbers for improper purposes. The numbers were not used to split commissions, but rather to facilitate the agents’ ability to trade after their other agent identifying numbers had been blocked from trading. PSI also provided the agents with “Also” numbers. The purported purpose of “Also” numbers was to allow the agents’ customers to access only those portions of a given agent’s portfolio that belonged to that customer or to provide certain customers with commission discounts. The agents, however, used Also numbers improperly in the same manner as they used FA and Joint Numbers – to circumvent blocks that had been imposed on their other FA numbers. Indeed, at least one mutual fund became so frustrated by its inability to identify the agents that it threatened to curtail the trading privileges of all agents within a PSI branch to remedy the conduct.

21. Each of the agents maintained numerous FA, Joint, and Also numbers, and used these numbers interchangeably to execute trades for their customers. For example, the Boston Agents used 13 identifying numbers to place market timing trades and the Garden City Agent used 49 identifying numbers. When one of the agent’s FA, Joint, or Also numbers was blocked from trading by a particular mutual fund, he used another number assigned to him to place the trade in that fund. Although each joint number ostensibly represented a unique commission split, in fact each team of agents split commissions from mutual fund purchases according to a single ratio, irrespective of which agent identifying number was used to enter the trade.

22. PSI failed to prevent the agents from opening hundreds of customer account numbers. The agents’ customers maintained multiple accounts with PSI, many of which bore fictitious names that had no relation to the actual customer’s name. The agents used these customer accounts interchangeably to execute trades. When one customer account was blocked from trading by a particular mutual fund, the agents substituted another account for that same customer to place the trade for that customer, thereby creating the appearance that the trade originated from another customer.

23. PSI failed to prevent the agents from obtaining accounts for their customers that were coded as “Confidential.” Confidential accounts did not identify the beneficial owner of the account on the transaction data provided to the mutual funds. Although such a designation could have a legitimate purpose, here the agents used Confidential accounts improperly to impede the mutual funds’ ability to identify which PSI agent or customer was market timing their funds.

24. PSI also failed to prevent the agents from obtaining customer account numbers with multiple branch identifiers. Typically, agents located in one PSI branch office had customer accounts that had a prefix used to identify the branch location. Here, the agents established accounts for their hedge fund customers using multiple branch codes, which effectively impeded the mutual funds’ ability to identify the particular PSI office location, as well as agent, that was market timing their funds. The agents used branch identifiers improperly as another mechanism to conceal their identities and the identities of their customers to mutual funds.

PSI Received Notifications of the Agents’ Deceptions

25. During the Relevant Period, mutual fund companies sent more than a thousand letters and emails to PSI concerning market timing by the agents. Many of these communications asked PSI to take steps to stop further trading by a particular customer account or FA number. Others expressly notified PSI that the agents used deceptive trading practices to continue placing market timing trades.

26. High level officers of PSI were aware during the Relevant Period that mutual funds were accusing the agents of using deceptive practices to evade the mutual funds’ attempts to block the agents’ market timing trades. For example, an individual who joined PSI in 1997 and rose to become the chief administrator of PSI’s Private Client Group (“PCG”) in January 1999, then to become executive director of PCG in November 2000, and finally to president of PCG in December 2002 (“the Senior Officer”) received repeated notices of wrongdoing by the agents throughout the Relevant Period, but did not take adequate steps to stop the agents’ fraud. Among other things, the Senior Officer received the following indications that the agents were committing fraud. In some cases, certain other senior managers or high level officers of PSI also received notices that the agents were committing fraud.

27. On November 21, 1999, a senior executive in the PSI Mutual Fund Operations division forwarded to the Senior Officer a string of emails concerning a complaint from a mutual fund complex that the Garden City Agent had evaded a block on two of his accounts by simply opening new accounts. Among other things, the email stated:

It appears that [the Garden City Agent] circumvented this restriction by requesting new BIN [account] #s and fund accounts be established, funded by transferring shares into these new accounts on 11/8/99. Subsequently on 11/10/99, an exchange out of the money fund into our stock funds was processed, beginning market timing again.

The cover email commented, “[T]his seems to be a serious matter that will only get worse.”

28. On January 19, 2000, the manager of PSI’s Mutual Fund Operations division forwarded to the Senior Officer an email from another mutual fund complex complaining that a member of the Boston Agents had evaded a trading restriction by opening a new account, stating:

It appears that [the member] set up another account in December for the same client we restricted on 11/22.

29. On March 30, 2001, the head of PCG risk management sent to the Senior Officer an email that attached a letter from another mutual fund complex complaining that “excessive trading activity” by PSI agents in its mutual funds “has become detrimental to both the funds and shareholders of the funds involved.” The letter described the tactics used by PSI agents to avoid having their trades canceled as follows:

Since trade cancellation began on February 26th, 2001, we have noticed several types of reactions by Prudential Financial Advisors in order to circumvent our attempts to terminate excessive trading. Originally, your Financial Advisors established new identification numbers so that they would not be recognized as a repeat offender. Secondly, Financial Advisors would transfer a fund(s)

position from account to account, in order to disguise their identity. Lastly, your Financial Advisors have attempted to reduce the dollar amount of the exchange orders while simultaneously increasing the number of exchanges (in the same fund and account) in the hopes of not being identified.

30. On June 28, 2001, the Senior Officer received an email from the manager of the Special Accounts branch warning him that the Special Accounts Agents were obtaining multiple FA numbers in order to conduct their market timing, stating that:

We will have an issue soon with joint FA numbers: in order to get around the MF [mutual fund] timing issue they are starting to request 99/01 split numbers with their junior partners to help them get around being shut down by some MF companies on timing.

31. On April 4, 2002, the manager of PSI’s Mutual Funds Operations division sent an email to other senior managers forwarding an email from another mutual fund complex complaining that certain PSI agents were using multiple accounts and FA numbers to evade restrictions on their market timing. The email stated:

What we have seen scares us. It appears certain representatives are changing account registrations, tax id numbers, and branch and rep numbers in an effort to time the [mutual fund complex’s] funds. All of these accounts have been stopped, but each day “new” ones pop up.

When the PSI chief compliance officer saw the above email, he showed it to the Senior Officer. The head of PCG risk management also discussed the email with the Senior Officer.

32. On April 29, 2002, the Senior Officer met with an internal PSI working group that had been analyzing market timing issues. The group described for the Senior Officer the mutual fund companies’ restrictions on excessive trading, the fund companies’ block letters to PSI, and the deceptive trading strategies used by certain PSI agents, including multiple accounts and FA numbers.

33. On at least two occasions in May 2002, an employee of PSI’s risk management division detailed for the Senior Officer several deceptive practices used by the Garden City Agent. The employee’s analysis noted that in one 37-day period, the Garden City Agent had 19 different mutual fund companies request that accounts under the agent’s control, or the agent as an FA, be blocked from their funds. The analysis concluded that the Garden City Agent had circumvented these requests by changing his FA number to an Also or Joint Number to avoid detection by the fund, or by changing customer account numbers and moving the assets from the blocked account to a newly established account.

34. On February 5, 2003, the director of strategic planning at PCG sent the Senior Officer (then the President and most senior officer of PCG) a string of emails from another mutual fund complex complaining that certain PSI agents were using multiple customer accounts and FA numbers for market timing. One of the emails stated:

I have spoken to these reps a few times over the past several months about stopping their timing activity to no avail. Over the past several months, we have placed stops on 325 of their accounts as of 11/30/02 and continue to add accounts daily. We see new accounts/rep id combinations being opened and have determined that we are not able to continue chasing them within our funds. We feel our only course of action to protect our fund shareholders is to prohibit the attached list of reps from doing business with [our funds].

Another email in the string stated:

These reps have multiple rep ids and have continued to add new ones as we block the ids within the NSCC trading system for our fund complex… These reps created close to $3 billion in exchanges last year with $75 million of assets during a time in which we placed stops on 350 of their accounts.

The director of strategic planning added his own warning to the Senior Officer:

I just wanted to give you a heads up on an issue that is sure to reach your desk in the next day or two. As you can see from the attached string of notes, the senior leadership team at [a mutual fund complex] are completely frustrated with some of the tactics/strategies of FA’s [the

Garden City Agent and the Boston Agents]. Previous attempts to curtail timing activity in the [mutual fund complex’s] funds by blocking account activity have been thwarted by the establishment of additional FA numbers. It appears that [the mutual fund complex] is now making overtures that continued activity of this nature will threaten the relationship between Prudential and the fund company.

35. On February 11, 2003, a PCG risk officer sent an email to the Senior Officer (then the President and most senior officer of PCG) that forwarded an email from the Garden City branch manager about the Garden City Agent’s market timing business. The branch manager questioned the effectiveness of the Mutual Fund Operations division’s internal blocking system and raised several other concerns about the Garden City Agent’s activities:

Blocking of individual accounts by fund companies is extremely shortsighted in consideration of the fact that each “entity” maintains multiple accounts with our Firm. There have been repeat offenses, at least in spirit… Fund companies have been mislead as to the identity of the FA’s of record… Recently, [a mutual find company] was provided with information which was at best misleading to effect the removal [of] a block.

[T]here is frequent journaling of funds between accounts. At the present time, [the Garden City Agent and an assistant] either have or have had a total of 48 FA #’s including single, joint and also numbers.

PSI’s Procedures to Limit Market Timing Were Ineffective

36. Although PSI senior officers issued policies and procedures ostensibly designed to proscribe the agents’ conduct, these policies and procedures were ineffective in scope and were never fully enforced. Moreover, even in situations where these policies and procedures purportedly were enforced, PSI senior officers undermined them by granting exceptions for its largest producing agents. As a result, the agents’ deceptions continued even after these policies and procedures were promulgated.

PSI’s June 2002 Procedure Concerning Issuance of FA Numbers

37. In June 2002, PSI instituted a procedure concerning the issuance of FA numbers, in a purported effort to hinder the agents’ ability to obtain “Joint” numbers and “Also” numbers to evade limitations on market timing (the “June 2002 Procedure”). The June 2002 Procedure provided, simply, that requests for “Joint” and “Also” numbers would require a documented business request and a PSI Regional Business Manager’s approval. The June 2002 Procedure failed to preclude the agents from misusing previously issued Joint and Also numbers to evade blocks imposed by mutual fund companies. Indeed, the Garden City Agent obtained 12 new Joint and Also numbers just days before the procedure took effect, purportedly to assist him in transferring customer accounts from one PSI branch office to another. The June 2002 Procedure also did not subject the agents to any form of discipline or sanction if they continued to use Joint and Also numbers to evade blocks in violation of its terms.

PSI’s January 2003 Market Timing Policy

38. After protracted discussion involving PSI senior officers and attorneys during the Fall of 2002, PSI issued a market timing policy on January 8, 2003 (the “Market Timing Policy”). PSI considered, and rejected, defining market timing in the Market Timing Policy as a certain number of trades because of concerns that doing so would have had too great an impact on the agents’ revenues. PSI also rejected an absolute prohibition on the business of market timing. Instead, the Market Timing Policy provided that “inappropriate timing activities [would] continue to be monitored” by mutual fund companies and not by PSI itself.

39. Unlike other PSI policies concerning market timing, the Market Timing Policy expressly provided for the imposition of sanctions, including termination of employment, for the agents’ use of “manipulative techniques” to evade mutual fund trading restrictions. Any imposition of sanctions was to be decided by a committee consisting of members of PSI’s Legal, Compliance, and Risk Management divisions. Despite notifications of continuing deceptive practices received by PSI after it issued the Market Timing policy, PSI did not form this committee and failed to take action against any of the agents to stop their use of “manipulative techniques” to market time.

40. The Market Timing Policy also provided that, in the event a mutual fund company asked PSI to block any one of a agent’s FA numbers, all numbers belonging to the agent similarly would be blocked from trading. However, PSI senior officers determined not to implement this critical aspect of the Market Timing Policy. In fact, despite the policy’s clear language, PSI interpreted mutual fund block requests after it issued the Market Timing Policy in the same manner as it had previously – as narrowly as possible, blocking only the specific FA number or customer account number identified by mutual fund block requests. Thus, even after issuance of the Market Timing Policy, the agents were able to continue their fraudulent scheme of switching to unblocked FA numbers or customer accounts to evade blocks imposed by mutual fund companies.

PSI Profited From the Agents’ Deceptive Acts

41. PSI identified the agents as early as 2000 and monitored their revenues and ranks within PSI throughout the Relevant Period. PSI’s Mutual Funds Operations division, which processed the agents’ trades in mutual funds, monitored the agents’ activity because their rapid trading required the dedication of additional staff within the department to process the trades and strained PSI’s trade processing and settlement systems.

42. In 2000, PSI began to track each quarter the gross commission revenues generated by the agents. PSI prepared these reports to determine the amount of income that would possibly be reduced if PSI determined to eliminate market timing as a business. In 2001, for example, the agents generated more than $16 million in gross commission revenues for PSI, most of which would have been eliminated had PSI phased out market timing at that time. Similarly, the agents generated approximately $23 million in gross commission revenues for 2002, and received another $10 million in gross commission revenues during the first half of 2003.

43. As PSI senior officers became increasingly aware of the agents’ use of deceptions, PSI elected to continue the business of market timing. Indeed, some of PSI’s senior officers were aware that the June 2002 Procedure concerning the issuance of multiple FA numbers and the January 2003 Market Timing Policy were wholly ineffective at eradicating the agents’ deceptions and the agents and their hedge fund customers continued this activity. During the Relevant Period, the agents generated approximately $50 million in gross revenues as a result of this conduct.

CONCLUSION OF LAW

Solely for the purpose of this consent order and without admitting or denying the findings of fact, PSI consents to the following:

1.	PSI failed to reasonably supervise its agents in violation of its duty under N.J.S.A. 49:3-58(a)(2)(xi) to establish or enforce reasonable supervisory procedures for detecting and preventing the deceptive market timing practices described herein;

ORDER

THEREFORE, it is, on this, 28 day of August, 2006, hereby ORDERED that:

1.	PSI shall disgorge $270 million, payable to the United States Securities and Exchange Commission or as it otherwise directs as part of a joint administrative settlement.

2.	PSI shall CEASE AND DESIST from violating the Uniform Securities Law (1997), L. 1997, c.276, N.J.S.A. 49:3-47 et seq.

3.	PSI retain an Independent Distribution Consultant subject to the following provisions:

a.	Respondent shall retain, within 60 days of the entry of this consent order, the services of an independent distribution consultant (“Independent Distribution Consultant”) acceptable to the staff of Bureau.

b.	Respondent shall be responsible for all costs and expenses associated with the development and implementation of the Distribution Plan, including such costs as further detailed in the SEC Final Order.

c.	Respondent shall cooperate fully with the Independent Distribution Consultant to provide all information requested for its review, including providing access to its files, books, records, and personnel.

d.	The Independent Distribution Consultant shall develop a proposed Distribution Plan for the Distribution of the total disgorgement ordered in the SEC Final Order and this consent order, and any interest or earnings thereon, according to a methodology developed in consultation with and acceptable to the staff of the Commission and the Bureau.

e.	The Independent Distribution Consultant shall simultaneously submit to Respondent and the Bureau the proposed Distribution Plan no more than 180 days after the entry of this consent order.

f.	The proposed Distribution Plan developed by the Independent Distribution Consultant shall be binding unless, within 210 days after the date of entry of this order, Respondent, the staff of the SEC or the Bureau advises, in writing, the Independent Distribution Consultant of any determination or calculation from the Distribution Plan that it considers to be inappropriate and states in writing the reasons for considering such determination or calculation inappropriate.

g.	With respect to any calculation with which Respondent or the staff of Bureau do not agree, such parties shall attempt in good faith to reach an agreement within 240 days of the entry of this consent order. In the event the Respondent and the Bureau staff are unable to agree on an alternative determination or calculation, the determinations of the Independent Distribution Consultant shall be included in the proposed Distribution Plan.

h.	Within 285 days of the entry of this consent order, the Independent Distribution Consultant shall submit the proposed Distribution Plan for the administration and distribution of disgorgement funds to the staff of the Commission and to the Bureau. The Independent Distribution Consultant shall take all necessary and appropriate steps to administer the final plan for distribution of disgorgement funds in accordance with the terms of the approved Distribution Plan.

i.

For the period of the engagement and for a period of two years from completion of the engagement, the Independent Distribution Consultant shall not enter into any employment, consultant, attorney-client, auditing, or other professional relationship with Respondent, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. Any firm with which the Independent Distribution Consultant is affiliated in performance of his or her duties under this consent order, or of which he/she is a member, and any person engaged to assist the Independent Distribution Consultant in the performance of his/her duties under this consent order, shall not, without prior written consent of the Bureau, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondent, or any of Respondent’s present of former affiliates, directors, officers, employees, or acting in the capacity as such for the period of the engagement and for a period of two years after the engagement.

j.	For good cause shown, the Bureau may alter any of the procedural deadlines set forth above.

4.	PSI shall cooperate fully and in good faith with the Bureau in any investigation or litigation by the Bureau relating to the allegations in this consent order. Such cooperation will include, but is not limited to, voluntarily making employees available for interviews and/or testimony, producing business and other records within its possession, custody, and/or control in a timely manner as requested by the Bureau, and providing other non-privileged information obtained by PSI in connection with its own investigation. PSI will bear the cost of producing documents, information, and/or witnesses requested by either the Attorney General or the New Jersey Bureau of Securities.

5.

This consent order, the SEC Final Order, the NASD Administrative Waiver & Consent, the Stipulation and Consent issued by the New York Stock Exchange and the order of any other State in related proceedings against PSI shall not be a ground to deny, suspend or revoke the broker-dealer, agent, investment adviser or investment adviser representative registration of any Covered Person pursuant to N.J.S.A. 49:3-58, shall not be a ground of denial or revocation of the transactional or securities exemptions from registration in N.J.S.A. 49:3-50, and shall not be a ground to issue a stop order denying effectiveness to, or suspending or revoking the effectiveness of, any securities registration statement pursuant to N.J.S.A. 49:3-64.

THE PARTIES CONSENT TO THE FORM, CONTENT, AND ENTRY OF THIS CONSENT ORDER ON THE DATES UNDER THEIR RESPECTIVE SIGNATURES.

FOR THE BUREAU OF SECURITIES:

By:	/s/ Franklin L. Widmann
Franklin L. Widmann
Chief, Bureau of Securities

Dated this 28 day of August, 2006.

FOR PRUDENTIAL EQUITY GROUP, LLC:

By:	/s/ Kenneth Y. Tanji
Kenneth Tanji
Senior Vice President

Dated this 23 day of August, 2006.